Exhibit 99.1
HF Foods Announces Proposed Settlement of Stockholder Derivative Complaint

Las Vegas, NV – April 26, 2023 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), today announced that the Company has entered into a proposed settlement of a previously disclosed pending stockholder derivative complaint in the Court of Chancery of the State of Delaware (the “Court”) with respect to certain current and former officers and directors of the Company (the “Delaware Action”). The full terms of the settlement of the Delaware Action are to be incorporated into a long-form settlement agreement, which is subject to approval of the Court. Upon the execution of the long-form settlement agreement, the Delaware Action will be dismissed with prejudice, thereby resolving all existing and potential liability against all named defendants in the Delaware Action.

HF Foods is pleased to have reached a proposed resolution to this legacy matter, which has required significant board and management attention over the past few years, and looks forward to finally resolving this legacy matter in an important and exciting year for the Company. HF Foods remains committed to maintaining high standards of investor transparency, engagement and corporate governance.

Additional information regarding the proposed settlement will be contained in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About HF Foods Group Inc.

HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 18 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.

Forward-Looking Statements

All statements in this press release other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believes,” “intends,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks that the Company may not regain compliance with Nasdaq continued listing requirements relating to the Company’s annual meeting of stockholders within any applicable grace period, statements of assumption underlying any of the foregoing, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

Inquiries:

Investor Relations:
Phone: (404) 836-0852
Email: investors@hffoodsgroup.com

Media:
Dan Gagnier & Riyaz Lalani
Gagnier Communications
(646) 342-8087
hffg@gagnierfc.com